EXHIBIT 99.1

Shenandoah Telecommunications Company to Acquire NTELOS Holdings Corp. and Amend Affiliate Relationship With Sprint Corporation

  Significantly Enhances Presence in the Mid-Atlantic Region with Highly Complementary Footprint
  Expected to Increase Wireless Subscriber Base by ~581,000 to over 1,000,000
  Further Solidifies Shentel and Sprint's Strong Long-Term Relationship
  Shentel to Host Conference Call to Discuss Details of the Transactions at 8:00 a.m. ET, Tomorrow, Tuesday, August 11, 2015

EDINBURG, Va., Aug. 10, 2015 (GLOBE NEWSWIRE) -- Shenandoah Telecommunications Company ("Shentel") (Nasdaq:SHEN) today announced that it has entered into a definitive agreement to acquire NTELOS Holdings Corp. ("nTelos") (Nasdaq:NTLS) for $9.25 per share in cash for a total equity value of approximately $208 million, after including shares expected to vest on change of control. Under the terms of the agreement, Shentel will acquire all of nTelos' stock and operations including wireless network assets, retail stores and approximately 298,000 retail subscribers in the nTelos Western Markets. Shentel will complete nTelos' plans to close down its Eastern markets and at closing Shentel will pay off nTelos' outstanding debt which was $523 million at June 30, 2015. The agreement has been approved unanimously by the Boards of Directors of both companies.

Concurrently with the signing of the agreement with nTelos, Shentel and Sprint Corporation ("Sprint") (NYSE:S) entered into a series of agreements, including an Addendum to the Shentel Affiliate Agreement and related agreements, whereby Shentel and Sprint will, among other things, exchange certain assets in the nTelos Western Area. Shentel will convert approximately 290,000 nTelos retail wireless customers into Sprint branded affiliate customers, and an additional 8,000 nTelos retail wireless customers into Sprint branded retail customers. Sprint will transition its existing retail wireless operations in the nTelos footprint, including approximately 291,000 retail customers homed in the nTelos footprint, to Sprint branded affiliate customers. These existing Sprint retail customers, in combination with the nTelos customers, will enable Shentel to serve approximately 581,000 additional customers under its affiliate arrangement with Sprint. As part of the transaction, Shentel and Sprint have also agreed to extend their Affiliate relationship by five years through 2029. Sprint will receive certain spectrum assets of nTelos, and has agreed to reduce the retained revenues that would otherwise be due to Sprint under the Affiliate Agreement by $252 million over an expected period of five to six years. In addition, at closing Sprint will purchase from Shentel the nTelos equipment receivables for nTelos customers at a discounted amount to be paid over 24 months.

After taking into account the payments from Sprint for the exchange of certain assets, Shentel's net consideration of the nTelos acquisition will be $330 million. The net consideration is shown below:

Net Transactions Consideration
$ in Millions
nTelos Equity	$208
Net Debt (as of June 30, 2015)	$378
Total nTelos Enterprise Value	$586

Less:
Reduction in future fees, discounted	$225
Accounts Receivable (nTelos)	$57
Tax Expense	($26)
Net Payments	$256

Net Consideration	$330

Upon close of the transaction, Shentel's wireless segment will continue to operate as a Sprint Affiliate and is expected to serve a licensed market area with a total population ("POP") of 5.4 million, a network that covers 4.3 million POPs and total subscribers of over 1 million.

Chairman, President and CEO of Shentel, Christopher E. French, commented, "This is an exciting time for our Company. This transaction more than doubles Shentel's wireless customer base, enhances our presence in the Mid-Atlantic region by adding a highly complementary footprint and further strengthens our longstanding partnership with Sprint.  With the close of this deal, Shentel will be positioned as one of the top six public wireless providers in the United States.  We look forward to welcoming nTelos employees to the Shentel team and to serving the nTelos customers."

Benefits of the Transactions

Shentel's shareholders, existing and new customers and local communities are expected to benefit significantly as a result of these transactions:

  Increases presence in highly complementary Mid-Atlantic footprint
  Expands and upgrades 4G LTE network in the region
  Overlaps with portions of existing Shentel wireless, cable, fiber and wireline networks which will enable Shentel to eliminate redundant cell sites and improve consolidated results by taking advantage of affiliate services
  Enhances scale and access to Sprint's shared services to help drive operating efficiencies
  Local market focus coupled with the Sprint brand should further improve subscriber results
  Further solidifies Shentel and Sprint's strong relationship through an alignment of operating assets as well as an extended Affiliate Agreement.

Transaction Details, Terms and Approvals

Under the terms of the agreements with Sprint, Shentel and Sprint agree to the following key business terms to occur at closing:

Sprint agrees to:

  Transition Sprint's 189,000 postpaid and 102,000 prepaid retail subscribers in the nTelos territory as of the closing date into Sprint branded customers managed under the affiliate arrangement with Shentel
  Transfer the Sprint retail stores in the nTelos footprint to Shentel
  Reduce the retained revenues that would otherwise be owed to Sprint under the Affiliate agreement by $252 million over approximately five to six years
  Collect service receivables and purchase from Shentel the nTelos equipment receivables as of closing and payable over a period of 24 months

Shentel agrees to:

  Transition nTelos' 223,000 postpaid and 67,000 prepaid retail subscribers as of the closing date to the Sprint affiliate arrangement, and an additional 6,000 postpaid and 2,000 prepaid nTelos retail subscribers who will become Sprint retail customers
  Convert the nTelos wireless operations and territories to operate under the amended Affiliate Agreement and transition the nTelos retail wireless subscribers and stores to the Sprint brand
  Upgrade the remainder of nTelos' current network to 4G LTE and deploy at least an additional 150 cell sites to expand coverage in the current nTelos service area
  Transfer all spectrum assets in nTelos' footprint to Sprint
  Terminate the existing network wholesale agreement between Sprint and nTelos

Shentel will finance the nTelos acquisition and network upgrade with $960 million in credit facilities (including term loans totaling $885 million and a revolver of $75 million) from a syndicate of lenders. Proceeds will be used to finance the transaction and refinance Shentel's existing outstanding indebtedness. This commitment is fully underwritten by CoBank, ACB; Royal Bank of Canada; and Fifth Third Bank. Upon the closing of the merger, Shentel expects to have total long-term debt outstanding of approximately $810 million and cash of $75 million. The revolver and an additional $75 million in a delayed draw term loan are not expected to be drawn at close.

In addition to changes required to support the nTelos acquisition, the Addendum to the Shentel Affiliate Agreement changes certain aspects of the net service fee retained by Sprint. This fee was created in a 2007 amendment to the Affiliate Agreement that collapsed numerous, separately settled, revenue and expense components into one net service fee. The net service fee has increased over the years and currently stands at 14%. Effective January 1, 2016, the net service fee will decrease to 8.6%, but several components will be broken out and settled separately going forward. Overall, the separately settled components are expected to result in an increase to service and equipment revenues, and increases to cost of goods sold and selling, general and administrative expenses.

The acquisition of nTelos and certain related transactions with Sprint are subject to customary closing conditions, including approval by nTelos's shareholders and regulatory approval by the Federal Communications Commission and certain state regulators. Owners of approximately 18% of nTelos' outstanding shares have entered into an agreement to vote in favor of the transaction. The acquisition is expected to close by early 2016. In the meantime, nTelos customers' accounts and terms of service will not change. Once the acquisition is completed, Shentel will provide additional information on transition plans. Customers with questions can go to www.WelcomeToShentel.com to learn more.

Advisors

Moelis & Company LLC acted as exclusive financial advisor to Shentel. Hunton & Williams LLP acted as legal counsel to Shentel.

Conference Call and Webcast

Shentel will host a conference call and simultaneous webcast tomorrow, Tuesday, August 11, 2015, at 8 am, Eastern Time.

Teleconference Information:
Date:	Tuesday, August 11, 2015
Time:	8 am ET
Dial in number:	888-695-7639
Password:	8244135
Audio webcast:	http://investor.shentel.com/

A copy of Shentel's presentation for the conference call and webcast will be available on Shentel's website at http://investor.shentel.com.  An audio replay of the call will be available approximately one hour after the call is complete, through August 17, 2015 by calling 855-859-2056 and entering passcode 8244135.

About Shenandoah Telecommunications Company

Shenandoah Telecommunications Company is a holding company that provides a broad range of telecommunications services through its operating subsidiaries. Shentel is traded on the NASDAQ Global Select Market under the symbol "SHEN." Shentel's operating subsidiaries provide local and long distance telephone, Internet and data services, cable television, wireless voice and data services, alarm monitoring, and telecommunications equipment, along with many other associated solutions in the Mid-Atlantic and Southeastern United States.

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our business strategy, our prospects and our financial position. These statements can be identified by the use of forward-looking terminology such as "believes," "estimates," "expects," "intends," "may," "will," "should," "could," "potential," "projects" or "anticipates" or the negative or other variation of these similar words, or by discussions of strategy or risks and uncertainties. These statements are based on current expectations of future events. Shentel cautions readers that any forward-looking statement is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking statement. Such forward-looking statements include, but are not limited to, statements about the benefits of the proposed merger with NTELOS Holdings Corp. and the transactions with Sprint, including future financial and operating results, Shentel's plans, objectives, expectations and intentions, the expected timing of completion of the transactions, and other statements that are not historical facts. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include risks and uncertainties relating to: the ability to obtain the NTELOS Holdings Corp. stockholder approval; the risk that the parties may be unable to obtain governmental and regulatory approvals required for the transactions, or required governmental and regulatory approvals may delay the transactions or result in the imposition of conditions that could cause the parties to abandon the transactions; the risk that a condition to closing of the transactions may not be satisfied; the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement or the agreements with Sprint; the timing to consummate the transactions; the risk that consents of third-parties may not be obtained; the risk that the businesses will not be integrated successfully, including the migration of NTELOS Holdings Corp.'s subscribers; the risk that the cost savings and any other synergies from the transactions may not be fully realized or may take longer to realize than expected; the effect of the announcement of the transactions on the retention of customers, employees or suppliers; the diversion of management time on merger-related issues; general worldwide economic conditions and related uncertainties, including in the credit markets; increasing competition in the communications industry; the complex and uncertain regulatory environment in which the parties operate; and other risks, uncertainties and factors discussed or referred to in the "Risk Factors" section of Shentel's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (the "SEC") on February 27, 2015, or in Shentel's subsequent filings with the SEC, which filings are available online at www.sec.gov, www.shentel.com or on request from Shentel. All such factors are difficult to predict and are beyond Shentel's control. All forward-looking statements speak only as of the date made, and Shentel does not undertake any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or developments or otherwise.

CONTACT: Shenandoah Telecommunications Company
         Adele Skolits (CFO and VP of Finance)
         540-984-5161
         adele.skolits@emp.shentel.com

         John Nesbett/Jennifer Belodeau
         Institutional Marketing Services (IMS)
         (203) 972-9200
         jnesbett@institutionalms.com